Exhibit 10.4

PHILIP MORRIS

MANAGEMENT SERVICES S.A.

TELEPHONE: (41-21) 618 41 84	AVENUE DE COUR 107
CABLE: SWIPOLD LAUSANNE	CASE POSTALE
TELEX: 45 45 64	1001 LAUSANNE
TELEFAX: (41-21) 618 46 18	SWITZERLAND

CONFIDENTIAL

Mr Matteo Pellegrini	Lausanne, March 24, 2003
C/o Philip Morris Italy S.p.A.
Via Salandra 18
00187 Roma
Italy

Dear Mr Pellegrini,

This letter confirms the details of your secondment, effective April 1, 2003, to our affiliate, Philip Morris Asia Ltd. (“the Affiliate”), in the capacity of President Asia Pacific. This secondment is foreseen for a period of approximately two to three but no commitment can be made as to its exact duration. The terms and conditions contained herein supplement your contract of employment with Philip Morris Management Services S.A. (“the Company”) dated March 24, 2003 and should be read in conjunction with it.

During this secondment, you will continue to be employed by the Company, but you will be based in Hong Kong, and will report to and work under the supervision of the President & CEO who shall determine the specific scope of your work and responsibilities. Throughout the secondment you are expressly not authorized to bind the Company in any way.

Your compensation and other benefits and terms of employment during your secondment to the Affiliate will continue to be determined in accordance with your contract with the Company, except as follows:

1.	During the period of this secondment, your vacation entitlement will be 25 days per calendar year, in accordance with the PMI International Assignment Policy.

At the end of your secondment to the Affiliate, your compensation, benefits and other terms of employment will be adjusted to conform to the corresponding schemes and policies applicable to your next assignment.

Mr Matteo Pellegrini	Page No. 2

Your employment by the Company, and the terms of your secondment to the Affiliate, shall be governed by substantive and procedural Swiss law, without giving effect to the principles thereof relating to conflicts of laws.

Please indicate your acceptance of the foregoing by countersigning and returning the enclosed copy of this letter to the attention of Jessica Wallentin, International Assignments, Lausanne, Switzerland.

Yours sincerely,

PHILIP MORRIS MANAGEMENT SERVICES S.A.

By
Alistair Davison
Director

By		Acknowledged and agreed
Gonzague Dufour
Director

Date: 17.4.03

Enclosures

PHILIP MORRIS

MANAGEMENT SERVICES S.A.

TELEPHONE: (41-21) 618 41 84	AVENUE DE COUR 107
CABLE:SWIPOLD LAUSANNE	CASE POSTALE
TELEX: 45 45 64	1001 LAUSANNE
TELEFAX: (41-21) 618 46 18	SWITZERLAND

CONFIDENTIAL

Mr Matteo Pellegrini	Lausanne, March 24, 2003
C/o Philip Morris Italy S.p.A.
Via Salandra 18
00187 Roma
Italy

Dear Mr Pellegrini,

This letter confirms the terms of your employment effective April 1, 2003 with Philip Morris Management Services S.A. (“the Company”).

For the purposes of benefits which are linked to seniority in the Company, your initial entry date in the PM group of companies will be taken into account, i.e., July 15, 1991.

Compensation

The elements of your compensation are set forth on the attached sheet. Your base salary will be paid in twelve (12) equal monthly instalments and reviewed annually, for the first time on April 1, 2004.

As explained in the PMI International Assignment Policy (“the Policy”), when working for the Company on a foreign assignment, your compensation is adjusted in several ways to enable you to maintain a reasonably comparable home country standard of living in the host location and allowing for the costs (personal income taxes, social security contributions, participation in other mandatory state schemes, home country contributory benefit schemes and housing and utilities) for which you would normally be responsible while working in your home country. Your home country, for the purpose of your remuneration package, shall be deemed to be Lausanne, Switzerland. Your point of origin for the purposes of home leave will be deemed as Geneva, Switzerland.

Mr Matteo Pellegrini	Page No 2

Pension

You will continue to be a member of the “Caisse de pensions Philip Morris en Suisse, providing old age, disability, and survivor’s benefits. For further details, please refer to the Pension Fund regulations.

According to the current Pension Fund regulations, you will pay a contribution equivalent to 6% of your pensionable salary. Your contribution will be deducted each month from your salary.

Accident Insurance

During your employment with the Company, you are covered by a group accident insurance policy in accordance with the Federal Accident Insurance Law (LAA). In the event of occupational and non-occupational accidents this provides you with the following basic insurance coverage, free of charge:

•	Reimbursement of health care costs;

•	Salary continuation;

•	Survivor’s benefits;

•	Permanent disability benefits.

Since the benefits provided under this law are minimum standards, the Company supplements them through a separate insurance contract as follows:

•	Full reimbursement of health care costs irrespective of the doctor’s rates charged and the rate level for hospital room and board;

•	Annual base salary guaranteed for two (2) years from the day of the accident.

Life Insurance

Within the scope of the insurance carrier regulations and in co-ordination with the Pension Fund, you are provided, free of charge, with insurance cover in case of death and permanent disability.

Health Insurance

You will join the Company group health insurance contract. Employees and their eligible dependents (spouse and dependent children up to age 18 or up to age 25 if full time student or apprentices) are enrolled into this group health insurance scheme. The Company bears a substantial portion of the insurance premium cost. International Assignments will provide you full details of the coverage.

In addition, 100% of the annual base salary is paid for up to two (2) years from the first day you are unable to work due to a long-term illness. This cover is provided free of charge.

Mr Matteo Pellegrini	Page No 3

Medical Examination

You and your relocating family will be entitled to both a pre-assignment and an annual personal medical examination as detailed in the Policy.

Vacation

Your annual entitlement to vacation will be 20 days per calendar year and will be increased to 25 days per calendar year from your 5th year of service with Philip Morris Companies or age 50 (whichever comes first). Your entitlement will be further increased to 30 days per calendar year after the age of 55 and 10 years of service.

Your entitlement to public holidays will be in accordance with local office practice.

Confidentiality and Confidential Information

The terms and conditions of your employment, whether set out herein or notified separately to you in writing, are strictly confidential. You must also take reasonable steps to ensure that all confidential and commercially sensitive information belonging to or concerning the Company or any of its affiliates is safeguarded, and you will return any such information maintained in written or other tangible form promptly following the termination of your employment.

Privacy Policy and Data Protection

As part of Philip Morris International’s career and skills development program, information about your employee status, personnel profile and similar matters may be transmitted to the Company’s affiliates, whether in Switzerland or elsewhere. This information is treated confidentially and in accordance with Philip Morris International’s Privacy Policy and Principles. By signing this letter, you will consent to such transmittal, though you may at any time withdraw this consent by notice in writing to the Human Resources Department.

Expatriate Status

In accepting the terms and conditions of employment contained herein, you acknowledge that the Company requests that you accept an assignment to work on behalf of an affiliate of the Company. In the event that you agree to accept such an assignment, you acknowledge that your benefits and entitlements as an expatriate will be determined in accordance with the Policy and that you will not be eligible for any duplication of such benefits and entitlements. However, you will be notified separately in writing of your entitlement to any further benefits for which you become eligible as a consequence of your acceptance of an assignment.

Mr Matteo Pellegrini	Page No 4

Miscellaneous

This letter, when countersigned by you, will represent the complete agreement between you and the Company concerning its subject matter and will supersede and replace any previous agreements or understandings between you and the Company or any of its affiliates. This agreement may not be modified or waived in any respect except in a written document duly signed by you and the Company.

This agreement will be governed by and construed in accordance with Swiss law. The Company’s Human Resource policies shall also apply.

Please indicate your acceptance of the foregoing by countersigning and returning the enclosed copy of this letter to the attention of Jessica Wallentin, International Assignments, Lausanne, Switzerland.

Yours sincerely,

PHILIP MORRIS MANAGEMENT SERVICES S.A.

By
Alistair Davison
Director

By		Acknowledged and agreed
Gonzague Dufour Director

Date: 17.4.03